EXHIBIT 10.15

DATED 9 FEBRUARY 2004

ESPOTTING MEDIA (UK) LIMITED

and

SEBASTIAN BISHOP

and

FINDWHAT.COM

SERVICE AGREEMENT

Baker & McKenzie 100 New Bridge Street London EC4V 6JA Tel: 020 7919 1000 Fax: 020 7919 1999 Ref: SCG/AAB

THIS AGREEMENT made the 9th day of February 2004

BETWEEN:

(1)	ESPOTTING MEDIA (UK) LIMITED whose registered office is at Southampton House, 317 High Holborn, London, WC1V 7NL (the “Company”);

(2)	SEBASTIAN BISHOP of Basement Flat, 11 Queensgate Terrace, London, SW7 5PR (the “Executive”); and

(3)	FINDWHAT.COM, 5220 Summerlin Commons Blvd., Ft. Myers FL 33907 (a Nevada Corporation) (the “Guarantor”).

NOW IT IS HEREBY AGREED that the Company shall employ the Executive and the Executive shall serve the Company as Senior Vice President and the Guarantor (which is at the date hereof the ultimate holding company of the Company) shall guarantee the obligations of the Company upon and subject to the following terms and conditions:

1	This Agreement shall be conditional on consummation of the merger between Who Merger Corp. and Espotting (Media) Inc. in accordance with the terms of the Amended and Restated Merger Agreement of even date herewith (the “Merger Agreement”) and shall have no force and effect and shall be deemed void ab initio if the Merger Agreement is terminated. This Agreement supersedes the agreement by and between the Executive, the Company and the Guarantor dated June 17, 2003 (the “Original Agreement”) and the Original Agreement shall be of no force and effect. The employment of the Executive under this Agreement (the “Employment”) shall be from the Effective Time until the expiry of not less than:

1.1	eighteen (18) months from the Effective Time at which time the Employment shall automatically expire without any further action by the parties; or

1.2	one month’s written notice served by the Executive on the Company; or

1.3	one month’s advance written notice served by the Executive on the Company for Good Reason (as defined in Clause 15.1.10 below). If the Executive validly terminates the Employment with Good Reason under this Clause 1.3, the Executive shall be entitled to receive:

	1.3.1	the earned but unpaid portion of his base salary for the period up to and including the Termination Date;

	1.3.2	an amount equal to the portion of his base salary that he would have earned during the period from the Termination Date to the eighteen (18) month anniversary of the Effective Time.

	1.3.3	any other amounts or benefits owing to Executive under any applicable employee benefit, long term incentive or equity plans and programmes of the Company in accordance with the terms of such plans and programmes;

	1.3.4	any benefits, (including, without limitation health, life, disability and pension) which the Executive would have been eligible to receive as an employee of the Company for the period from the Termination Date to the eighteen (18) month anniversary of the Effective Time to the extent that that the Company is able to provide the Executive with such benefits after the Termination Date under the terms of the relevant schemes and the rules of the scheme provider. If any scheme provider (including but not limited to any insurance company refuses for any reason (whether based on its own interpretation of the terms of the relevant scheme or otherwise) to provide any such benefits to the Executive, the Company shall not be liable to provide any such benefits or any compensation in lieu thereof; or

1.4	[Reserved]

1.5	[Reserved.]

1.6	Clauses 1.1 to 1.3 above are subject to the Company’s right to terminate the Employment earlier in accordance with Clause 12 below.

1.7	The Executive’s period of continuous employment began on 12 April, 2000. This includes the Executive’s previous employment with the Company.

2.	The Executive shall perform his duties hereunder in the United Kingdom provided however that:

2.1	(without prejudice to the entitlement of the Company to require the Executive to travel in the course of his duties both within the United Kingdom and elsewhere) the Company shall not require the Executive to provide his services otherwise than from a base at the Company’s head office in London, unless it is in the best interests of the business of the Company that he does;

2.	before any decision is taken to request that the Executive provide his services elsewhere the Executive will first be given reasonable notice of the Company’s proposals and be allowed the opportunity to comment thereon; and

2.3	if after the foregoing consultation between the Company and the Executive the decision of the Company is that it is in the best interests of the Company’s business that the Executive provide his services elsewhere in the United Kingdom the Executive shall comply with that decision subject to the Company adequately compensating the Executive for all costs and expenses reasonably incurred by the Executive as a consequence of any resultant change in his place of residence up to a maximum of £10,000.

2.4	The Executive shall perform such duties as may be assigned to him by the Board of the Company and for such Associated Companies as may from time to time be designated by the Board of the Company.

3.	There are no fixed working hours applicable to the Executive’s employment under this Agreement. However, the Executive shall work such hours as are necessary for the proper performance of his duties of employment.

4.	The remuneration of the Executive shall be:

4.1	a fixed salary (which shall accrue from day to day) at the rate of US$360,000 per annum payable by equal monthly instalments on the last day of every month; and

4.2	a bonus at such rate (if any) as may be decided from time to time by the Compensation Committee in its absolute discretion.

5.	The Company shall reimburse the Executive up to an amount of £1,500 per annum in respect of premiums paid by the Executive for private health insurance and travel insurance taken out by the Executive.

6.	The Company shall also pay or procure to be paid to the Executive all reasonable travelling, hotel and other expenses reasonably and properly incurred by him in or about the performance of his duties hereunder including any expenses incurred in attending general meetings of the Company or any Associated Company of which he is an executive or to which he is required to render services hereunder subject to the Company’s rules and policies relating to expenses.

7.	In the case of illness of the Executive or other cause incapacitating him from attending to his duties the Executive shall receive Company Sick Pay based on his normal salary during such absence for a maximum period of 120 days in any period of 12 months. Any Company Sick Pay due to the Executive under this Clause 7 shall be inclusive of any Statutory Sick Pay he may be eligible to receive and deductions will be made from his Company Sick Pay for any other State sickness benefits due to the Executive, as well as normal deductions for tax and national insurance contributions.

8.	During the continuance of his employment hereunder the Executive shall unless prevented by ill-health devote his whole time and attention to the business of the Company and its Associated Companies and shall do all in his power to promote, develop and extend the business of the Company and its Associated Companies and shall at all times and in all respects faithfully and diligently perform his duties hereunder and conform to and comply with the directions and regulations made by the CEO and/or President of the Company and also shall not without the previous consent of the Company in writing under the hand of an executive duly authorised by a resolution of the Board of the Company:

8.1	be engaged in any other business; or

8.2	be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company or any of its Associated Companies provided always that nothing in this Clause 8 shall preclude the Executive from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognised Stock Exchange so long as the interest of the Executive therein does not extend to more than one-hundredth part of the aggregate amount of such securities;

8.3	(except in the proper course of his duties hereunder) either during or after the termination of the Employment use for his own purpose or those of any other person, company, business entity or other organisation, or disclose to any person, company business entity or other organisation any trade secret or secret manufacturing process of or any confidential information concerning the business or finances of the Company or of any of its dealings, transactions or affairs or any trade secret manufacturing process of or any such confidential information of any of its Associated Companies.

9.	The Executive shall (in addition to the usual public and bank holidays in England) be entitled to not less than six weeks’ holiday in each holiday year (the period from 1 January to 31 December). Holiday entitlement for one holiday year cannot be taken in subsequent holiday years. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

10.	The Executive recognises that, whilst performing his duties for the Company, he will have access to and will come into contact with trade secrets and confidential information belonging to the Company or its Associated Companies and will obtain personal knowledge of and influence over customers and/or employees of the Company and its Associated Companies. The Executive therefore agrees that he will observe the obligations and restrictions set out in Clause 8 and Schedules 1 and 2 hereto and also agrees that the provisions contained or referred to Clause 8 and Schedules 1 and 2 are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of his employment.

11.	If before the expiration of this Agreement the Employment shall be terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of the Employment.

12.	Notwithstanding Clause 1 above, the Company may terminate the Employment without notice, or payment of salary in lieu of the unexpired fixed term, in the following circumstances:

12.1	commission by the Executive of a material and substantive act of theft, including, but not limited to, misappropriation of funds or any property of the Company;

12.2

intentional engagement by the Executive in activities or conduct clearly injurious to the best interests or reputation of the Company which in fact results in material and substantial injury to the Company;

12.3	refusal by the Executive to perform his assigned duties and responsibilities after receipt of a written detailed notice from the Company containing reasonable opportunity to cure;

12.4	gross insubordination by the Executive, which shall consist only of a wilful refusal to comply with a lawful written directive to the Executive issued pursuant to a duly authorised resolution adopted by the Board of the Company;

12.5

the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements the Executive may from time to time have with the Company, following 30 days’ written notice from the Company specifying the violation and Executive’s failure to cure such violation within such 30 day period;

12.6	the Executive’s substantial dependence, as determined by the CEO and/or President of the Company in his absolute discretion, on alcohol or any narcotic drug or other controlled or illegal substance which materially and substantially prevents the Executive from performing his duties hereunder;

12.7

if the Executive shall, for an aggregate period of 120 days or more in any 52 consecutive weeks be incapable of performing his duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

12.8	if the Executive shall be convicted of an indictable offence.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

12.9	The Executive agrees that the Company may at its absolute discretion:

12.9.1	require him not to attend at work and/or not to undertake all or any of his duties hereunder during the unexpired term of the Employment PROVIDED ALWAYS that the Company shall continue to pay the Executive’s salary and contractual benefits; and/or

12.9.2

make a payment or payments (which may, at the Company’s absolute discretion, be paid in instalments) representing salary in lieu of the unexpired term of the Employment. For the avoidance of doubt, such payment or payments shall not include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to the Executive had he been employed until expiry of the fixed term of the Employment and, further, the Executive shall have no entitlement to such payment, or payments unless and until the Company notifies the Executive in writing of its decision to make such a payment or payments to him.

13.	Upon termination howsoever of this Agreement the Executive shall at any time or from time to time thereafter upon the request of the Company resign without claim for compensation from office as a Director of the Company and such offices held by him in any Associated Companies as may be so requested (without prejudice to any claim in respect of the wrongful termination or breach by the Company of this Agreement) and in event of his failure to do so forthwith upon request the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignation or resignations to the Company and to each of the Associated Companies of which the Executive is at the material time an executive or other officer.

14.	If the Executive has any grievance relating to his employment with the Company, he should raise it with the CEO of the Guarantor and thereafter (if the matter is not resolved) with the Board of the Guarantor. In such a case the Board of the Guarantor will deal with the matter by discussion and majority decision of those present and voting (but without the Executive being entitled to vote on that issue if applicable).

14.1

In consideration of the Executive entering into this Agreement with the Company (and for other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged), the Guarantor hereby unconditionally guarantees to the Executive the payment when due of all contractual sums payable now or in the future to the Executive by the Company under this Agreement or in connection herewith and undertakes with the Executive that, if and whenever the Company shall be in default in the payment of any sum whatsoever under this Agreement or in connection herewith, the Guarantor will on demand pay such sum.

14.2	The Guarantor hereby unconditionally agrees as a separate, continuing and primary obligation to indemnify the Executive on demand should any amount due under Clause 14.1 not be recoverable on the basis of a guarantee for any reason whatsoever.

14.3	The Guarantor’s liability under this Agreement shall not be discharged or impaired by (i) any unilateral amendment to or variation of this Agreement, or (ii) any release of or granting of time or any other indulgence to the Company or any third party, or (iii) any other act, event or omission which would or might but for this Clause 14 operate to impair or discharge the Guarantor’s liability hereunder.

14.4	Without prejudice to Clause 14.3 above, any release, compromise or discharge of the obligations of the Guarantor under this Agreement shall be deemed to be made subject to the condition that it will be void if any payment or security which the Executive may receive or have received is set aside or proves invalid for whatever reason.

14.5

Until all amounts which may be or become payable by the Company under this Agreement or in connection herewith have been irrevocably paid in full, the Guarantor shall not by virtue of any payment made by it hereunder or otherwise exercise any right of set-off or counterclaim against the Company or be subrogated to any rights, security or moneys held, received or receivable by the Executive or be entitled to any right of contribution in respect of any payment made or moneys received on account of the Guarantor’s liability hereunder.

15.	In this Agreement:

15.1	Unless the context otherwise requires the following expressions shall have the meanings following:

15.1.1	“Affiliate” shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”).

15.1.2	“Associated Company” includes any firm, company, corporation or other organisation :

(a) which is directly or indirectly controlled by the Company; or

(b) which directly or indirectly controls the Company; or

(c) which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

(d) of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

(e) which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

15.1.3	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under U.S. Securities Exchange Act of 1934.

15.1.4	“Board of the Company” means the Board of Directors for the time being of the Company.

15.1.5	“Board of the Guarantor” means the Board of Directors for the time being of the Guarantor.

15.1.6	[Reserved]

15.1.7	“company” means a body corporate, wherever incorporated.

15.1.8	“Compensation Committee” means the Compensation Committee of the Board of the Company.

15.1.9	“Effective Time” has the meaning given to such term in the Merger Agreement.

15.1.10	“Good Reason” means:

	(i)	a change in the Executive’s title(s), status, position or responsibilities without the Executive’s written consent and in contravention of this Agreement, which does not represent a promotion from his existing status, position or responsibilities from the Effective Time, despite the Executive’s written notice to the Company of his objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;

	(ii)	the assignment to the Executive of any duties or responsibilities which are inconsistent with his status, position or responsibilities and in contravention of this Agreement despite the Executive’s written notice to the Company of his objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;

	(iii)	if there is a reduction in the Executive’s base salary;

	(iv)	a breach by the Company of any material term or provision of this Agreement;

	(v)	the failure of the Guarantor, or if the Guarantor adopts a holding company structure, the parent company of the Guarantor, to appoint the Executive as Senior Vice President of the Company within ten days after the Effective Time, or if after such appointment, without the Executive’s written consent, there is a change in the Executive’s title, status, position or responsibilities with the Company which does not represent a promotion, despite the Executive’s written notice to the Guarantor of his objection to such change and the Guarantor’s failure to address such notice in a reasonable fashion within 30 days of such notice.

15.1.11	“Merger Agreement” means the merger agreement between the Guarantor, Who Merger Corp. and Espotting Media Inc. dated the same date as this Agreement;

15.1.12	“Person” shall mean any person, company business organisation or other entity except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under any employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of common stock of the Company.

15.1.13	“subsidiary” means a subsidiary (as defined by Section 736 Companies Act 1985) for the time being of the Company;

15.1.14	“Termination Date” shall mean the date upon which the Executive’s employment with the Company terminates.

16.	Any notice to be given hereunder may be served (a) in the case of a notice to the Company by first class post addressed to its Registered Office for the time being (b) in the case of the Executive, either to him personally or by first class post to his last known address or (c) in the case of a notice to the Guarantor by post to its principal place of business marked for the attention of the CEO. Notices served by post under this Agreement shall be deemed served on the second business day after the date of posting. For the purposes of this Agreement, "business day" means a day on which banks are open for business in the place of both the posting and the address of the notice.

17.	The various provisions and sub-provisions of this Agreement and Schedule 1 and 2 attached hereto are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement or Schedule 1 and 2.

18.	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of the same.

19.	Any amount specified in this Agreement as payable to the Executive is subject to deduction of tax and national insurance contributions as from time to time required by law.

20.	The provisions of Schedules 1 and 2 and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

21.	The benefit of each agreement and obligation of the Executive under Clause 8 and Schedules 1 and 2 hereto of this Agreement may be assigned to and enforced by all successors and assigns of the Company and its Associated Companies and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

22.	This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive all of which shall be deemed to have been terminated by mutual consent from the Effective Time. This Agreement constitutes the entire terms and conditions of the Executive’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

23.	This Agreement is governed by and construed in accordance with the laws of England. The parties hereto submit to the exclusive jurisdiction of the English Courts.

SIGNED AND DELIVERED AS A DEED	)
by ESPOTTING MEDIA (UK) LIMITED acting)
by two duly authorised officers:	)

			Director	/s/ Daniel Ishag

			Director/Secretary	/s/ Jonathan Bunis

SIGNED AND DELIVERED AS A DEED	)
by SEBASTIAN BISHOP	)		/s/ Sebastian Bishop

in the presence of:-

Witness:		Sophie McGrath

Signature		/s/ Sophie McGrath

Name		Sophie McGrath

Address		11/98 Chepstow Rd., Notting Hill, W25QP

Occupation		Solicitor

SIGNED AND DELIVERED AS A DEED	)
by FINDWHAT.COM	)
acting by two duly authorised officers:	)

/s/ Craig H. Pisaris-Henderson		Director

/s/ Phillip R. Thune		Director/Secretary

SCHEDULE 1

1.	Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board of the Company) for the Relevant Period in the Prohibited Area and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever,) in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:-

1.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the twelve months immediately preceding the Termination Date;

1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the twelve months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of products or services with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

2.	Non-Solicitation of Customers

The Executive hereby agrees that he shall not for the Relevant Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer :-

2.1	with whom the Executive has had material contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.2	for whom the Executive was, in a client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.	Non-Solicitation of Employees

The Executive hereby agrees that he will not for the Relevant Period either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:-

3.1	(i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the employment of the Company or any Associated Company employment (as applicable);

3.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee.

4.	Interference with Suppliers

The Executive hereby agrees that he shall not, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for the Relevant Period and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or to their Associated Company, for the duration of such contract or arrangement:

4.1	interfere with the supply of goods or services to the Company from any Supplier;

4.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

5.	Return of Company Property

On termination of his employment with the Company the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company (or any Associated Company) (including but not limited to keys, credit cards, equipment and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this paragraph 5.

6.	Holding out

The Executive agrees that he will not at any time after the termination of his employment represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

7.	Associated Companies

7.1	The provisions of paragraphs 7.2 and 7.3 below shall only apply in respect of those Associated Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the twelve months immediately preceding the Termination Date.

7.2	Paragraphs 1, 2, 3, 4 and 8 in this Schedule 1 shall apply as though references to each Associated Company were substituted for references to the Company. The obligations undertaken by the Executive pursuant to this Schedule 1 shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

7.3	In relation to each Associated Company referred to in paragraphs 7.1 and 7.2 above, the Company contracts as trustees and agent for the benefit of each such Associated Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 8 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and are hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

8.	Definitions

For the purposes of this Schedule 1, the following words and cognate expressions shall have the meanings set out below:

8.1	“Associated Company”, “Board of the Company”, and “Company” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

8.2	“Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

8.2.1	with whom the Executive had material contact or dealings in performing his duties of his employment; and

8.2.2	who had material contact with customers or suppliers of the Company in performing his or her duties of employment for the Company or any Associated Company (as applicable); or

8.2.3	who was a member of the middle or senior management team of the Company or any Associated Company (as applicable); or

8.3	"Customer" shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

8.4	"Prohibited Area" means:

8.4.1	the United Kingdom;

8.4.2	any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

8.5	"Prospective Customer" shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

8.6	The "Relevant Period" shall mean:

8.6.1	in relation to paragraph 1 the lesser of:-

8.6.1.1	the six months immediately following the Termination Date;

8.6.1.2	the period specified in sub-para 8.6.1.1 above less the number of days on which the Executive has been required by the Company (pursuant to Clause 12.9.1) both not to attend at work and not to perform any duties of employment.

8.6.2	in relation to paragraphs 2, 3 and 4 the lesser of:-

8.6.2.1	the twelve months immediately following the Termination Date;

8.6.2.2	the period specified in sub-para 8.6.2.1 above less the number of days on which the Executive has been required by the Company (pursuant to Clause 12.9.1) both not to attend at work and not to perform any duties of employment.

8.7	"Supplier" means any person, company, business entity or other organisation whatsoever who:

8.7.1	has supplied goods or services to the Company during any part of the twelve months immediately preceding the Termination Date; or

8.7.2	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date; or

8.7.3	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

8.8	"Termination Date" shall have the meaning set out in Clause 15.1.14 of the Agreement.

SCHEDULE 2

1.	All records, documents, papers (including copies and summaries thereof), works and any other intellectual property and related rights (“Works”) made or acquired by the Executive in the course of his employment with the Company shall, together with all the worldwide right, title and interest in all the Works, be and at all times remain the absolute property of the Company.

2.	The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with him authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

3.	The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees’ inventions and the compensation of employees for certain inventions respectively

4.	The Executive acknowledges and agrees that, by virtue of the nature of his duties and the responsibilities arising, he has a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

5.	Any invention, development, process, plan, design, formula, specification, programme or any other matter or work whatsoever, including but not limited to any applications to protect such matter or works (collectively "the Inventions") made, developed or discovered by the Executive, either alone or in concert, during the course of the Executive’s duties of employment for the Company shall forthwith be disclosed to the Company and, subject to Section 39 of the Act, shall belong to and be the absolute property of the Company.

6.	The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Company may reasonably require:

6.1.1	to absolutely vest the full right, title and interest in and to the Works hereby assigned in the Company;

6.1.2	to apply for and obtain in the sole names of the Company alone (unless the Company shall otherwise direct) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions and/or Works in any country throughout the world and, when so obtained or vested, to renew and maintain the same (“Registered Rights”);

6.1.3	to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any Registered Rights;

6.1.4	to bring any proceedings for infringement of any Registered Rights; and

6.1.5	otherwise to give effect to the assignments, waivers and licences contemplated under this paragraph 6.

6.2	The Company shall decide, in its sole discretion, when and whether to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process in which event the Executive shall observe the obligations relating to confidential information which are contained in Clause 8 of this Agreement.

6.3	For the purposes of this Schedule, to the extent that they are not defined herein, all definitions shall have the meanings set out in the Agreement attached hereto.